TNP ENTERPRISES, INC.                  FORM 10-K

                                                                 Exhibit 23
                       Independent Auditors' Consent


The Board of Directors
TNP Enterprises, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-93266) on Form S-3 and in the Registration Statement (No. 2-93265) on Form S-8 of TNP Enterprises, Inc. of our report dated January 28, 1994, relating to the consolidated balance sheets of TNP Enterprises, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, common stock equity and redeemable cumulative preferred stocks, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report is incorporated by reference in the December 31, 1993 annual report on Form 10-K of TNP Enterprises, Inc.

Our report includes an explanatory paragraph that states that uncertainties exist with respect to the outcome of certain regulatory matters as discussed in note 5 to the consolidated financial statements. The ultimate outcome of these matters cannot presently be determined. Accordingly, no provision for any loss that may ultimately be required upon resolution of these matters has been made in the above consolidated financial statements.

As discussed in note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. As discussed in note 1(j), the Company also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions in 1993.




                                              KPMG PEAT MARWICK


Fort Worth, Texas
March 22, 1994